T. Rowe Price Capital Appreciation Fund, 100 East Pratt Street, Baltimore, Maryland 21202

George J. Collins
Chairman

April 3, 1997

PLEASE MAIL YOUR PROXY CARD TODAY

Dear Fellow Shareholder:

We are writing to ask you to vote as soon as possible on a number of matters affecting the Capital Appreciation Fund. In early March, we mailed proxy materials to you, but, to date, we have not received your signed proxy card.

The principal matter to be voted on is the Trustees' recommendation to phase out the performance fee adjustment that has existed since the fund's inception in 1986. The history of this adjustment was detailed in the information you received earlier. In summary, the Trustees feel that a fee based on performance relative to the S&P 500 is not consistent with the fund's risk-averse investment approach of the past eight years -- an approach shareholders expect and rely upon. During the 18-month phase-out period, fee adjustments will be made only if they decrease the fee payable to T. Rowe Price Associates.

We appreciate your prompt attention to this matter, which can help save additional expenses for your fund. A proxy card and postpaid envelope are enclosed for your convenience.

Sincerely,

George J. Collins
Enclosure